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                                                                    Exhibit 23.1





                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-80407 and 333-78825) pertaining to the Stock Option Plans of Nextera Enterprises, Inc. of our report dated February 6, 2000, with respect to the consolidated financial statements of Nextera Enterprises, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

Our audits also included the financial statement schedule of Nextera Enterprises, Inc., listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                                              ERNST & YOUNG LLP


   March 28, 2000